EXHIBIT 99.1
CAVA Appoints Amiee Bayer-Thomas to Board of Directors

Veteran retail operating executive brings deep expertise in multi-unit operations, talent development, real estate and supply chain

WASHINGTON--(BUSINESS WIRE)--[AUGUST 3, 2026]--CAVA Group, Inc. (NYSE: CAVA), the category-defining Mediterranean fast-casual restaurant brand that brings heart, health, and humanity to food, today announced the appointment of Amiee Bayer-Thomas, Chief Retail Officer of Ulta Beauty, Inc., to its Board of Directors, effective July 29.

“Amiee is a seasoned operator whose leadership has always started with the people closest to the guest,” said Brett Schulman, Co-Founder and CEO of CAVA. “Having grown up in retail, she brings a grounded understanding of the store, the frontline team member and the guest. Her experience leading complex national operations, developing talent and scaling for growth will be invaluable as CAVA continues expanding. Just as importantly, her values-based approach and commitment to building strong cultures align deeply with who we are. We are thrilled to welcome Amiee to the CAVA table.”
Bayer-Thomas has more than three decades of leadership experience across specialty and department-store retail. As Chief Retail Officer of Ulta Beauty, she is responsible for store and services operations across more than 1,500 stores and over 60,000 associates, as well as real estate growth and development, store design and loss prevention.

Since joining Ulta Beauty in 2016, Bayer-Thomas has held roles of increasing responsibility, including Chief Store Operations Officer and Chief Supply Chain Officer. Her end-to-end operating experience spans the supply chain through the selling floor, with a focus on operational excellence, continuous improvement, cost discipline and developing high-performing teams. She has also led business continuity and operational response across thousands of locations during periods of significant disruption.

“CAVA has built a category-defining brand by pairing bold, vibrant food with a deeply human approach to hospitality,” said Bayer-Thomas. “I have long admired the company’s commitment to its team members, guests and communities, and I am honored to join the Board at such an exciting stage of growth. I look forward to working with the leadership team and my fellow directors to help CAVA scale its mission and bring the Mediterranean way to more people across the country.”

Prior to Ulta Beauty, Bayer-Thomas held leadership positions at JCPenney and Limited Brands across store operations, field leadership and merchandising. She serves on the Board of Directors of YWCA Metropolitan Chicago and previously served on the advisory board of Shoptalk. Bayer-Thomas holds a Bachelor of Arts in Management from the College of Saint Benedict and Saint John’s University.

About CAVA

CAVA is the category-defining Mediterranean fast-casual restaurant brand bringing together bold, healthful flavors and ingredients at scale. A founder-led company, CAVA is guided by the belief that food should taste as good as it makes you feel, and that great meals and warm Mediterranean hospitality go hand in hand. Across more than 450 restaurants in 29 states and Washington, D.C., guests can choose from an abundant selection of chef-curated or build your own bowls and pitas to meet their dietary and taste preferences. There are more than 17 billion possible ingredient combinations, featuring a variety of proteins, vegetables, signature dips such as Crazy Feta®, house-made beverages, and more. Guided by its mission to bring heart, health, and humanity to food, CAVA provides meaningful career opportunities for more than 15,000 team members and continues to invest in its people and communities. Learn more at cava.com.

Investor Relations:
Katie Semple
Investor.relations@cava.com
Media Relations: media@cava.com